Contact:        Jeffrey T. Cook         Lissa Perlman
                Penford Corporation     Roanne Kulakoff
                425-462-6000            Kekst and Company
                                        212-521-4800


                                        FOR IMMEDIATE RELEASE
                                        _____________________


PENWEST PHARMACEUTICALS CO. POSTPONES INITIAL PUBLIC OFFERING
_____________________________________________________________

Bellevue, WA, December 18, 1997 - Penford Corporation (NASDAQ: PENX) today announced that the initial public offering of its subsidiary, Penwest Pharmaceuticals Co., has been postponed due to market conditions for new issues in general as well as for health care and technology stocks in particular.

The company said the postponement is related solely to market conditions and that it intends to go forward with the offering as soon as practicable after market conditions improve. The postponement may cause the planned spin-off of Penwest Pharmaceuticals Co. to be delayed beyond the second quarter of calendar 1998.

Penford Corporation develops, manufactures and markets specialty carbohydrate-based chemicals for papermaking and specialty food ingredients through its Penford Products Co. and Penford Food Ingredients Co. subsidiaries. Its Penwest Pharmaceuticals Co. subsidiary is engaged in the research, development and commercialization of novel drug delivery technologies and is an established manufacturer and distributor of excipients to the pharmaceutical and nutritional industries.

This press release contains forward-looking statements concerning the completion of the proposed public offering and spin-off of Penwest Pharmaceuticals Co. There are a variety of factors which could cause actual events to differ materially from those projected in the forward-looking statements, including without limitation, the risks that the public offering or spin-off may not be completed as the result of future developments in Penford Corporation's or Penwest Pharmeceuticals Co.'s business or conditions in the securities markets, failure to obtain neccessary government rulings or approvals or third party consents or agreements or other unforeseen developments. Accordingly, there can be no assurance that the public offering will be completed as described in the forward-looking statements.


                          ####